Exhibit 5.1

[Gibson, Dunn & Crutcher LLP Letterhead]

December 7, 2009

(949) 451-3800	C 87007-01461

(949) 451-4220

Standard Pacific Corp.

26 Technology Drive

Irvine, CA 92618

Re: Standard Pacific Corp.

      Registration Statement on Form S-4

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 (File No. 333-162965) (the “Registration Statement”) of Standard Pacific Corp., a Delaware corporation (the “Company”), and certain direct and indirect wholly-owned subsidiaries of the Company listed as co-registrants thereto (such subsidiaries, the “Guarantors”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to $280,000,000 aggregate principal amount of its 10.750% Senior Notes due 2016 (the “New Notes”) and the guarantees of the Company’s payment obligations under the New Notes by the Guarantors (the “Guarantees” and collectively with the New Notes the “Documents”), in exchange for a like principal amount of the Company’s outstanding 10.750% Senior Notes due 2016 (the “Outstanding Notes”). The Documents provide that they are governed by New York law.

In arriving at the opinions expressed below, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Indenture, dated as of September 17, 2009, as supplemented by the First Supplemental Indenture, dated as of October 8, 2009, among the Company, certain subsidiaries of the Company, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) governing the New Notes (as amended, the “Indenture”), and such other documents, corporate records, certificates of officers of the Company and the Guarantors and of public officials, and other instruments as we have deemed necessary or advisable to enable us to render these opinions. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the

Standard Pacific Corp.

December 7, 2009

Company and others. In our examination, we have assumed without independent investigation that the signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency, the documents submitted to us as originals are authentic, and the documents submitted to us as copies conform to the originals.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, we are of the opinion that:

1.	With respect to the New Notes, when the New Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the New Notes will constitute valid and binding obligations of the Company.

2.	With respect to the Guarantees, when the New Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, and the Guarantee is executed by each Guarantor, each Guarantor’s Guarantee will constitute a valid and binding obligation of such Guarantor.

The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion is limited to the effect of the current state of the laws of the State of New York and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or facts after such time as the Registration Statement is declared effective.

B. Our opinions are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement, or similar laws affecting the rights and remedies of creditors generally (including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding (i) the effectiveness of any waiver (whether or not stated as such) of, or any consent thereunder relating to, any unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) the effectiveness of any waiver (whether or not stated as such) of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) the effectiveness of any waiver of stay, extension or usury laws; (iv) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (v) any waiver of the right to jury trial; (vi) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy; (vii) the availability of damages or other remedies not specified in the Documents in respect of breach of any covenants (other than covenants relating to the payment of principal, interest, indemnities and expenses) or (viii) any provision that would require payment of any unamortized original issue discount (including any original issue discount effectively created by payment of a fee).

Standard Pacific Corp.

December 7, 2009

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/S/ GIBSON, DUNN & CRUTCHER LLP